Exhibit 5.1
June 26, 2007
comScore, Inc.
11465 Sunset Hills Road
Suite 200
Reston, Virginia 20190

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
     We are acting as counsel to comScore, Inc., a Delaware corporation (the “Company”) in connection with the registration of 345,000 shares of the Company’s Common Stock, par value $0.001 per share, including 45,000 shares subject to an over-allotment option (collectively, the “Shares”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the underwriting agreement referred to in the Registration Statement (the “Underwriting Agreement”).
     As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We are admitted to practice law in the State of California, the District of Columbia and the Commonwealth of Virginia, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California, the District of Columbia, the Commonwealth of Virginia and the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.
     Based upon the foregoing, we are of the opinion that (i) the Shares to be registered for sale by the Company have been duly authorized by the Company, and the Shares to be sold by the Company, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable and (ii) the Shares to be sold by the selling stockholders pursuant to the Underwriting Agreement have been duly authorized by the Company, and are validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation